EXHIBIT 99.1

OSI Systems Reports First Quarter Fiscal 2017 Financial Results

  Record Q1 Revenue of $221 Million
  Q1 Earnings Per Diluted Share
    GAAP EPS of $0.03
    Non-GAAP EPS of $0.44
  Company Raises FY 2017 Revenue Guidance to $955 Million - $990 Million
  Company Raises FY 2017 Non-GAAP Earnings Guidance to $2.80 - $3.20 Per Diluted Share
  Completed Acquisition of American Science and Engineering, Inc.

HAWTHORNE, Calif., Oct. 27, 2016 (GLOBE NEWSWIRE) -- OSI Systems, Inc. (NASDAQ:OSIS) today announced financial results for the quarter ended September 30, 2016.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are pleased to report solid fiscal first quarter performance, including record-breaking revenue. Further, on September 9, 2016 we completed our acquisition of American Science and Engineering, Inc. (“AS&E”) and we have been making solid progress in integrating AS&E’s operations into our Security division.”

The Company reported revenues of $220.9 million for the first quarter of fiscal 2017, an increase of 10% from the $200.1 million reported for the first quarter of fiscal 2016. Net income for the first quarter of fiscal 2017 was $0.7 million, or $0.03 per diluted share, compared to net income of $10.8 million, or $0.53 per diluted share, for the first quarter of fiscal 2016. Non-GAAP net income (excluding the impact of impairment, restructuring and other charges and amortization of acquired intangible assets, net of related tax impact thereof) for the first quarter of fiscal 2017 was $8.7 million, or $0.44 per diluted share, compared to non-GAAP net income for the first quarter of fiscal 2016 of $11.2 million, or $0.55 per diluted share.

During the quarter ended September 30, 2016, the Company's book-to-bill ratio for equipment and related services (non-turnkey) was 1.1, and as of September 30, 2016 the Company's backlog (measured as quantifiable purchase orders or contracts that have been signed for which revenues are expected to be recognized within the next five years) was $725 million.

Mr. Chopra further commented, “Our Security division achieved record first quarter revenues of $123.7 million, of which $14.2 million was generated by our newly acquired subsidiary, AS&E. Excluding the revenues generated by AS&E, sales in our Security division increased 14% over sales in the same prior-year quarter, and the non-turnkey book-to-bill ratio for the Security division was 1.2. This organic sales growth, coupled with the acquisition of AS&E, makes us optimistic that fiscal 2017 will be a strong year for our Security division.”

Mr. Chopra concluded, “We continued in the first fiscal quarter to face challenges in our Healthcare division with year-over-year sales down 11%. We are making progress in many aspects of the business and are optimistic about improving performance of this division.”

Fiscal Year 2017 Outlook

Subject to risks described in this press release, the Company is raising its fiscal 2017 sales guidance to $955 million - $990 million. The updated revenue guidance includes approximately $90 million attributable to the acquisition of AS&E. In addition, the Company is increasing to $2.80 - $3.20 per diluted share its non-GAAP earnings guidance, which excludes the impact of impairment, restructuring and other charges and amortization of acquired intangible assets, net of their related tax impact.

Actual sales and non-GAAP diluted earnings per share could vary from this guidance including as a result of the matters discussed under the “Forward-Looking Statements” section.

The Company’s fiscal 2017 diluted earnings per share guidance is provided on a non-GAAP basis only.  The Company does not provide a reconciliation of non-GAAP diluted EPS guidance on a forward-looking basis to diluted EPS, the most directly comparable GAAP measure, because it is unable to provide a meaningful or accurate compilation of reconciling items or the information is not available without unreasonable effort.  This is due primarily to year-over-year variability or the difficulty in making accurate forecasts and projections of impairment, restructuring and other charges and amortization of acquired intangible assets and their related tax effects.

Presentation of Non-GAAP Financial Measures

This earnings release includes a presentation of non-GAAP net income, non-GAAP diluted earnings per share and non-GAAP operating income (loss) by segment, all of which are non-GAAP financial measures. The presentation of these non-GAAP figures for the three months ended September 30, 2015 and 2016 is provided to allow for the comparison of the underlying performance of the Company, net of impairment, restructuring and other charges and  the amortization of intangible assets acquired through business acquisitions, and their associated tax effects when applicable. Management believes that these non-GAAP financial measures provide (i) additional insight into the ongoing operations of the Company, (ii) meaningful supplemental information regarding the Company’s results excluding amounts  management does not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business and (iii) a meaningful comparison against results for past periods of results for current periods and guidance for future periods. Non-GAAP financial measures should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP to non-GAAP financial information are provided in the accompanying  tables.  The financial results calculated in accordance with GAAP and reconciliations from those financial results should be carefully evaluated.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 1:30pm PT (4:30pm ET) today to discuss its results for the first quarter of fiscal 2017. To listen, please visit the Investor Relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until November 10, 2016. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-855-859-2056 and entering the conference call identification number '6513459’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and provides related services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. The Company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end-product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or its subsidiary companies, visit www.osi-systems.com.  News Filter: OSIS-E

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company's current expectations, beliefs and projections and similar expressions concerning matters that are not historical facts.  Forward-looking statements are not guarantees of future performance and involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company's control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Forward-looking statements include, but are not limited to, information provided regarding expected revenues, earnings and growth in fiscal 2017. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; unanticipated impacts of sequestration and other U.S. Government budget control provisions; changes in domestic and foreign government spending and budgetary, procurement and trade policies adverse to the Company's businesses; global economic uncertainty; impact of volatility in oil prices; unfavorable currency exchange rate fluctuations; market acceptance of the Company's new and existing technologies, products and services; the Company's ability to win new business and convert orders received to sales within the fiscal year; enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company's ongoing investigations and compliance reviews; contract and regulatory compliance matters, and actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties; AS&E integration and other AS&E-related risks and other risks and uncertainties, including, but not limited to, those detailed herein and from time to time in the Company's Securities and Exchange Commission filings which could have a material and adverse impact on the Company's business, financial condition and results of operations. For additional information on these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and other risks described therein and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30, 2016	(unaudited) September 30, 2016
Assets

Cash and cash equivalents	$104,370	$122,966
Accounts receivable, net	141,716	177,857
Inventories	273,288	289,601
Other current assets	35,944	45,757
Total current assets	555,318	636,181
Goodwill	122,819	242,590
Intangible assets	56,283	129,349
Other non-current assets	257,303	244,893
Total Assets	$991,723	$1,253,013

Liabilities and Stockholders' Equity

Bank lines of credit	$125,000	$339,000
Current portion of long-term debt	2,759	2,681
Accounts payable and accrued expenses	117,455	125,531
Other current liabilities	122,621	134,136
Total current liabilities	367,835	601,348
Long-term debt	6,054	5,623
Deferred income taxes	29,160	29,123
Other long-term liabilities	47,828	70,212
Total liabilities	450,877	706,306
Total stockholders’ equity	540,846	546,707
Total Liabilities and Stockholders’ Equity	$991,723	$1,253,013

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,
	2015	2016

Revenue:
Products	$135,501	$153,457
Services	64,549	67,398
Total revenues	200,050	220,855
Cost of goods sold:
Products	94,317	113,121
Services	37,762	39,647
Total cost of goods sold	132,079	152,768
Gross profit	67,971	68,087
Operating expenses:
Selling, general and administrative	40,393	43,553
Research and development	11,881	12,478
Restructuring and other charges	-	9,957
Total operating expenses	52,274	65,988
Income from operations	15,697	2,099
Interest and other expense, net	(794)	(1,158)
Income before income taxes	14,903	941
Provision for income taxes	4,098	264
Net income	$10,805	$677

Diluted income per share	$0.53	$0.03
Weighted average shares outstanding – diluted	20,474	19,591

UNAUDITED SEGMENT INFORMATION
(in thousands)

	Three Months Ended September 30,
	2015	2016
Revenues – by Segment:
Security division	$96,410	$123,709
Healthcare division	51,465	45,650
Optoelectronics and Manufacturing division, including intersegment revenues	62,548	56,954
Intersegment revenues elimination	(10,373)	(5,458)
Total	$200,050	$220,855

Operating income (loss) – by Segment:
Security division	$12,635	$9,350
Healthcare division	2,938	(3,264)
Optoelectronics and Manufacturing division	5,561	4,650
Corporate	(5,202)	(9,013)
Eliminations	(235)	376
Total	$15,697	$2,099

RECONCILIATION OF GAAP TO NON-GAAP OPERATING INCOME (LOSS) BY SEGMENT (in thousands)

Three Months Ended September 30, 2015
	Security Division	Healthcare Division	Optoelectronics and Manufacturing Division	Corporate	Eliminations	Total
GAAP basis – operating income (loss)	$12,635	$2,938	$5,561	$(5,202)	$(235)	$15,697
Amortization of acquired intangible assets	208	164	195	-	-	567
Non-GAAP basis – operating income (loss)	$12,843	$3,102	$5,756	$(5,202)	$(235)	$16,264

Three Months Ended September 30, 2016
	Security Division	Healthcare Division	Optoelectronics and Manufacturing Division	Corporate	Eliminations	Total
GAAP basis – operating income (loss)	$9,350	$(3,264)	$4,650	$(9,013)	$376	$2,099
Impairment, restructuring and other charges:
Impairment of assets	5,332	86	-	-	-	5,418
Acquisition-related costs	725	-	-	3,149	-	3,874
Facility closure/ consolidation	176	-	-	-	-	176
Employee termination costs	150	256	65	-	-	471
Other	7	-	-	11	-	18
Subtotal	6,390	342	65	3,160	-	9,957
Amortization of acquired intangible assets	601	164	366	-	-	1,131
Non-GAAP basis – operating income (loss)	$16,341	$(2,758)	$5,081	$(5,853)	$376	$13,187

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND EARNINGS PER SHARE (in thousands except per share data)
	Three Months Ended September 30,
	2015		2016
	Net income	EPS	Net income	EPS
GAAP basis	$10,805	$0.53	$677	$0.03
Impairment, restructuring and other charges, net of tax*	-	-	7,163	0.37
Amortization of acquired intangible assets, net of tax*	411	0.02	814	0.04
Non-GAAP basis	$11,216	$0.55	$8,654	$0.44

*  For purposes of calculating the tax impact of these costs, the effective tax rate for the consolidated operations of OSI Systems was used for each period.

For Additional Information, Contact:

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
12525 Chadron Ave
Hawthorne, CA 90250
Tel: (310) 349-2237
avashishat@osi-systems.com